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                            AGREEMENT

          AGREEMENT, effective as of July 19, 1995, between AMERICAN BANKNOTE CORPORATION, a Delaware corporation with its principal offices at 51 West 52nd Street, New York, New York (the "Company") and Ron K. Glover an individual residing at 7 Tiffany Way, Warren, New Jersey ("Glover").

                      W I T N E S S E T H :

          WHEREAS, the Company and Glover are parties to an Employment
Agreement dated April 5, 1994 (the "Employment Agreement") pursuant to which the Company has employed Glover as its President and Chief Operating Officer and as a member of the Board of Directors of the Company and its subsidiaries and Affiliates (as such term is defined under the Securities Exchange Act of 1934); and

          WHEREAS, Glover has filed a demand for arbitration of certain disputes with the Company under the Employment Agreement (the "Arbitration"); and

          WHEREAS, the Company denies any liability to Glover on the basis of any claims which Glover may have against the Company, whether asserted or unasserted, arising at any time up to and including the date of this Agreement, including such claims which Glover could have made in the Arbitration; and

          WHEREAS, the parties have reached a full and final settlement of all of Glover's claims, as hereinafter set forth, without any admission by the Company of the validity of such claims;

          NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, premises and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          Section 1. Resignation. In consideration of the terms hereof, Glover's employment as President and Chief Operating Officer of the Company and his engagement as a member of the Board of Directors of the Company shall end by his voluntary resignation effective as of the close of business, July 19, 1995. Glover further agrees to resign simultaneously from any other appointments or positions he may hold with or at the request of the Company or any of its subsidiaries or Affiliates as of July 19, 1995. Glover agrees to execute all necessary documents which the Company may request of him to effectuate such resignations.
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          Section 2.  Consulting Arrangements and Term.  The Company retains
Glover, and Glover shall serve the Company, upon the terms and conditions hereinafter set forth, commencing as of July 20, 1995 and continuing through and including December 31, 1999 (the "Consulting Period"), as a consultant. Glover agrees to make himself available no more than one day per month, subject solely to his schedule, to provide to the Company and its subsidiaries and Affiliates as of the date hereof such consulting services as the Board of Directors shall reasonably request in writing provided, however, that such services do not conflict with other employment which Glover may obtain and, provided further that Glover shall not be required to travel outside the New York Metropolitan area without his consent. Glover shall perform all consulting services for the Company as an independent contractor and nothing contained in this Section 2 shall grant any authority to Glover to have any operational or management responsibilities or to act as an agent or employee of the Company or to commit the Company to enter into any obligation. The Company agrees to reimburse Glover in connection with necessary and reasonable business expenses incurred in performing his consulting services.

          Section 3. Termination. The parties shall have no right to terminate this Agreement. The parties' sole remedy for breach of this Agreement shall be limited to an action at law or in equity.

         Section 4. Compensation. In addition to any compensation due in respect of Glover's Initial Base Salary (as defined in the Employment Agreement) for his final payroll period through July 19, 1995 (payable upon execution of this Agreement) the Company shall make the following payments, less any payroll deductions required by law:

    (a) A lump sum payment in the gross amount of $800,000 to be paid to Glover simultaneously with the execution of this Agreement by bank check or wire transfer;

    (b) a lump sum payment in the amount of $700,000 to be remitted irrevocably, and for Glover's sole and exclusive benefit, simultaneously with the execution of this Agreement by bank check or wire transfer to Wohl & Entwistle, L.L.P. as escrow agent pursuant to the escrow agreement, by and among Glover, the Company and Wohl &
         Entwistle, L.L.P. dated July 19,        1995 in the form attached
                                                 hereto as Exhibit B,
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         such funds to be disbursed by the escrow agent to Glover during the
         Consulting Period as a consulting fee in accordance with the terms of such escrow agreement (The Company agrees that it shall have no claim whatsoever to such $700,000 lump sum payment and shall bring no action at law or in equity to recover such funds or otherwise to challenge any payments made by the escrow agent pursuant to the escrow agreement);

       discharge and forgiveness of the promissory note made by Glover in favor of United States Banknote Corporation dated April 13, 1994 in the principal amount of $385,287.50 and accrued interest through the date of discharge to the extent of the difference between (x) the sum of (I) the principal amount of the note and (ii) all unpaid and accrued interest thereon through and including the date of the last payment from Glover to the Company pursuant to Section 5(d) hereof and (y) the aggregate net proceeds from the sale(s) of Glover's common stock of the Company remitted to the Company pursuant to
         Section 5(d) hereof, such discharge and forgiveness to occur simultaneously with the execution of this Agreement. The Company and Glover agree that interest will cease to accrue on the promissory note as of July 19, 1995; and

    (d) a lump sum payment simultaneously with the execution of this Agreement, for twenty-four (24) accrued and unused vacation days and any unreimbursed business expenses incurred on or before July 19, 1995 payable in accordance with Company policy.

Glover shall be entitled to continuation of his group health insurance benefits, at his own expense, in accordance with, and only for as long as permitted by, the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company agrees that it shall have no claim whatsoever to any payment discharge or forgiveness
and/or benefit conferred by Section 4(a), (b),   and (d).  If Glover shall
die or become disabled or otherwise unable to perform under this Agreement for any reason, the Company will make the remaining payments and discharge any remaining indebtedness to and for Glover and/or Escrow Agent if he is alive and to his spouse and heirs if he is not without regard to his ability to perform under this Agreement and provided the obligations of Section 4 have been satisfied.
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         Section 5.  Company stock; surrender of options.

    (a) Glover shall within one-hundred twenty (120) days after the date hereof dispose of all of the shares of common stock of the Company now owned by him in one or more public sale transactions or bona fide private sale transactions with third parties who are not members of Glover's family or otherwise his Affiliates (as the term "Affiliates" is defined in the Securities Exchange Act of 1934).

    (b) Prior to effecting any sale of the Company's common stock at any time, Glover shall notify the Secretary or Chairman of the Company in writing (the "Sales Notice") of his intent to effect such sales, which written notice shall specify the number of shares to be sold, the sales price (if other than of market), the intended method of sale (public or private). The Company shall have the right, exercisable within two (2) business days of its receipt of the Sales Notice, to direct Glover, in lieu of his effecting the transaction contemplated by the Sales Notice, instead to sell such shares to one or more persons designated by the Company at the price specified in the Sales Notice
-- provided that such a sale is not in the opinion of Glover's counsel, in violation of any duty or obligation at law. The Company shall exercise the right granted to it by the preceding sentence by delivering a written notice to such effect to Glover within such two (2) business day period. Any such transaction will take place at a time to be mutually agreed to by the
Company and Glover, such time to be no longer than five (5)
business days following Glover's receipt of the Company's
notice of exercise. In the event the Company notifies Glover of the exercise of its rights provided for in this Section 5(b) following the one-hundred fifteenth (115th) day after the date of this Agreement, the one-hundred twenty (120) day period provided for in Section 5(a) shall be extended as necessary to allow for the closing of the transaction specified in the Company's notice to Glover. If the Company does not exercise its rights pursuant to this Section 5(b) or any proposed purchaser identified by the Company fails to make timely payments following the exercise of such rights, then Glover may sell such number of shares as are specified in the Sales Notice, provided that such sale occurs within the 120-day period as may be extended by this Section 5(b).
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       Subject to written advice of Glover's counsel as to compliance with applicable law and following consultation with the Company and its counsel during the period commencing on the date hereof and ending one-hundred twenty (120) days after the date hereof, the Company shall have the right to direct Glover to sell his remaining shares of the Company's common stock in one or more transactions to persons identified by the Company (the "Sales Directive"). Glover shall sell those specified number of shares in accordance with the Company's direction, provided that the price to be paid to Glover is equal to the greater of (x) the closing sales price of the Company's common stock on the trading day immediately preceding the date of the Company's notice to Glover that it is exercising its rights pursuant to this Section 5 or (y) the average share price for the period beginning five (5) days prior to the date of such Sales Directive. Any sales to be made by Glover shall be effected within five (5) days after Glover's receipt of the Sales Directive. In the event Glover receives a Sales Directive, which contemplates a closing following the one-hundred twentieth (120th) day after the date of this Agreement, then such 120-day period shall be extended as necessary to allow for the closing of the sale specified in the Sales
Directive. If the Company were to furnish to Glover a Sales Directive which relates to the same shares which are the subject of a prior Sales Notice delivered by Glover to the Company, then the provision of Section 5(b) shall govern the disposition of such shares. The Company shall certify to Glover in writing that all material information concerning the Company will have been publicly announced at the time of the Sales Directive and will continue to be made available until the required closing of such sale.

    (d) Glover shall pay the proceeds of any shares sold by him pursuant to this Section 5, net of customary brokerage commissions and reasonable attorneys' fees, if applicable, to the Company on the date of the closing of such sales, and upon irrevocable receipt by the Company, such net proceeds shall be retained and applied by the Company as a credit against all unpaid and accrued interest on and principal of the note referred to in
Section 4  hereof.

    (e) In the absence of a breach of this Agreement, for a period of time until all of the shares of the Company's common stock owned by Glover as of the date hereof are sold, Glover hereby agrees to vote all of the shares of common stock of the Company which he owns as of the date hereof in accordance with the lawful recommendations of the Company's Board of Directors in respect of any matters submitted to a vote of stockholders.
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    (f)  Glover hereby agrees to surrender to the Company any and all options or other rights to purchase common stock of the Company held by Glover immediately prior to the execution of this Agreement and further agrees that all such options and rights are hereby canceled and shall have no further force or effect.

         Section 6. Non-Competition; Secrecy. (a) During the Consulting Period and a period of two years thereafter (which for purposes hereof shall also be referred to as the "Non-Compete Period"), Glover shall not:

              (I) Directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which shall be in competition with any business conducted by the Company or any of its subsidiaries or Affiliates on the date of the execution of this Agreement; provided, however, that the beneficial ownership by Glover of up to 3% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system shall not be a violation of this provision;

             (ii) Solicit, in competition with any business conducted by the Company or any of its subsidiaries or Affiliates, on the date of execution of this Agreement, any person who on the date of the execution of the Agreement is a customer or supplier of the businesses conducted by the Company or any of its subsidiaries or Affiliates; and

            (iii) During the Non-Compete Period, induce, attempt to induce or solicit for hire any employee, consultant, representative or agent of the Company or any of its subsidiaries or Affiliates as of the date hereof or encourage such person to terminate his or her relationship, with the Company or any of its subsidiaries or Affiliates. Nothing in this subparagraph shall preclude Glover from retaining accountants, public relations firms, attorneys, other similar types of vendors which had been retained by the Company prior to the date of this Agreement.

            (b) Glover agrees that he will not, during or after the termination of the Non-Compete Period, furnish or make accessible to any person, firm or corporation or other business entity, whether or not in competition with the business of the Company, its subsidiaries or Affiliates as of the date hereof, any trade secret, customer list, financial and/or pricing information, technical data or know-how acquired by him from the Company during his employment by the Company or its predecessors or during the Consulting Period, whether or not in written form, which relates to the business practices, policies and procedures, strategies, methods, processes, equipment or other confidential or secret aspects of the business of the Company or any subsidiary or Affiliate thereof (hereinafter "Confidential Information"), without the prior written consent of the Company, unless such information shall have become public knowledge, other than by being divulged or made accessible by Glover in breach of this provision, or unless such disclosure shall be required to be divulged by law or legal process.
The Company agrees to keep confidential and not to disclose Glover's employment records, except to the extent otherwise provided for herein, without Glover's prior written consent.

       Remedies at law for breach of any of the provisions of this Section
6 will be inadequate, and in addition to all other remedies at law or in equity, the Company and Glover shall be entitled to injunctive relief in the event of any such breach.

    (d) The parties shall jointly issue a press release announcing Glover's resignation, in the form annexed hereto as Exhibit A. The parties agree that such press release shall not be a part of any other press release, Glover's resignation shall not be referenced in any subsequent press release or, except as otherwise required by law, any other Company statement, and the Company shall not issue any other press release on the same day on which the Company announces Glover's resignation. The parties agree that statements issued by the Company or Mr. Glover will be materially consistent with this press release.

    (e) Glover and the Company, its officers and directors represent and warrant that in connection with his consultancy, resignation or employment, they will not make derogatory statements about one another.

         Section 7. Dismissal of Arbitration: Simultaneously with the execution of this Agreement, Glover shall deliver to the Company an executed stipulation of dismissal of the Arbitration with prejudice, in the form attached hereto as Exhibit C. Glover agrees that the Company shall thereafter submit such stipulation to the American Arbitration Association and that upon such submission that the Arbitration shall be irrevocably terminated.
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         Section 8.  Return of Company property.  Glover agrees that within ten (10) business days of the execution of this Agreement that he shall return to the Company and not retain copies of any documents containing any Confidential Information within the meaning of Section 6(b) and any other property of the Company in his possession, if any, including, but not limited to, any reports, files memoranda, correspondence, records, computer software, door and file keys, computer access codes, Company cars, card keys, computers, credit cards and phone cards.

         Section 9.  Mutual Releases of Claims.

    (a) In consideration of the terms hereof, Glover agrees to and does waive any claims he may have for employment by the Company and has agreed not to seek such employment or reemployment by the Company in the future. Glover further agrees to and does fully, finally and forever release and discharge the Company and its subsidiaries and Affiliates, successors and their respective officers, directors and shareholders ("Releasees") from any and all claims, demands and causes of action, actions, suits, damages, losses, expenses and attorneys' fees of any kind and every nature whatsoever, whether in law or equity, known or unknown, arising out of or relating to Glover's employment by the Company, the termination thereof, the Employment Agreement, and further including but not limited to, the matters which were alleged or could have been alleged in the Arbitration, and further including, but not limited to all claims related thereto for wrongful discharge, breach of contract, fraud, tort, defamation, assault, negligent or intentional infliction of emotional distress, the or claims related thereto under the following laws (which are collectively defined below as the "Laws"): the Civil Rights laws, Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement
Income Security Act, the New York Human Rights Law, the New York
City Human Rights Law or any other federal, state or local laws, statutes and regulations relating to employment or discrimination in employment (collectively, the "Laws") from the inception of his employment on April 4, 1995 through the date hereof. This release does not release or prohibit Glover's right in any way to enforce the terms of this agreement or any claims that may arise from the acts or omissions of Releasees after the date of this Agreement. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.
    (b) In consideration of the terms hereof, the Company for itself and any of its subsidiaries, Affiliates, divisions, successors and assigns, and respective officers and directors (the "Company Releasors") agrees to and does fully, finally and forever
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release and discharge and hold Glover harmless from any and all claims, demands and causes of action, actions, suits, damages, losses, expenses and attorneys' fees of any kind and every nature whatsoever, whether in law or equity, known or unknown, arising out of or relating to Glover's employment by the Company and services as an officer or director, the termination thereof, Glover's purchase of any stock of the Company or the Employment Agreement, and further including, but not limited to, all claims under federal, state or local laws, statutes and regulations, except that the Company and its subsidiaries and Affiliates do not release Glover from any claims, demands, causes of action, actions, suits, damages, losses, expenses, attorneys' fees in any action brought or other obligations claimed by any shareholder derivatively on behalf of the Company and its subsidiaries and Affiliates. This release does not release or prohibit the Company Releasors' right in any way to enforce the terms of this agreement or any claims that may arise from the acts or omissions of Glover after the date of this Agreement. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

       The parties agree that this Agreement shall have no effect on the rights of Glover, if any, to assert a claim under any directors and officers liability policy covering any period during which Glover was a director or officer of the Company, nor on any right to assert such a claim under any by-law or resolution of the Company, Board of Directors or shareholders, if any. The Company agrees not to act to in any way reduce Glover's protections or benefits thereunder except as it may similarly reduce protections or benefits afforded to other officers or directors of the Company.

         Section 10. Covenant Not to Sue. Glover and the Company represents and warrants that to his and its knowledge no person or entity other than Glover is entitled to assert any claims of any kind or character related to, or arising out of, or in connection with Glover's employment with the Company or the termination thereof. Glover represents and warrants that there are no pending lawsuits, administrative charges or other claims of any nature whatsoever by him against any of the Releasees in any state or federal court or any administrative agency or other governmental body. Glover agrees not to assert, file or cooperate with anyone in the assertion or filing of any claims, charges or other legal proceedings against any of the Releasees in any forum, based upon any events, whether known or unknown, occurring prior to the date hereof, including, but not limited to, any event related to, arising out of, or in connection with Glover's employment with the Company or the termination thereof or his purchase of any stock of the
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Company, except as to the extent required to provide such information or assistance by law or legal process but only after advance written notice to the Company of such proposed action.

         Section 11. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees; provided, that neither party may assign any of his or its obligations hereunder.

         Section 12. Severability. In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any court of competent jurisdiction construes any of the provisions of Section 6 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

         Section 13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

         Section 14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes and replaces the Employment Agreement which is canceled and of no further force or effect. This Agreement may be modified, supplemented or amended only by and with the express written consent of both parties hereto.

         Section 15. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in New York without regard to New York's choice of law rules.

         Section 16. Attorneys' Fees. The parties agree that in the event that either party brings an action to enforce the terms of this Agreement, the Court, in its discretion, shall award the prevailing party its reasonable attorneys' fees and costs.

         Section 17. Voluntary signing of Agreement. Glover and the Company acknowledge that before entering into this agreement, they consulted with attorneys of
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their own choosing.  Glover and the Company acknowledge that they have entered into this agreement of their own free will, and that no promises or representations have been made to them by any person to induce them to enter into this agreement other than the express terms set forth herein. Glover and the Company further acknowledge that they have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Section 9 above.

         Section 18. Notices. All notices, requests, demands and other communications permitted or required hereunder shall refer to this Agreement and may be delivered personally or sent registered or certified mail, return receipt requested or by courier service guaranteeing next-day delivery to the parties at the addresses set forth above, or such other addresses as the parties may designate by like notice. In addition, notice shall be required as follows:

    a)   If to the Company, copies to:
                   Dennis J. Block
                   Weil, Gotshal & Manges
                   767 Fifth Avenue
                   New York, New York  10153
                        and
                   General Counsel
              American Banknote Corporation
              51 West 52nd Street
              New York, New York  10019

    b)   If to Glover, a copy to:

              Andrew J. Entwistle
              Wohl & Entwistle L.L.P.
              330 Madison Avenue
              New York, New York  10017

         Section 19. Headings. The Section headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                   AMERICAN BANKNOTE CORPORATION

                        By: s/ Morris Weissman
                          Morris Weissman
                           Chairman and Chief
                           Executive Officer


                        RON K. GLOVER
                        S/ Ron K Glover